VERMILLION, INC.

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

VERMILLION, INC., a Delaware corporation (the “Corporation”), does hereby certify that the following resolution was duly adopted by a duly authorized committee of the Board of Directors of the Corporation on April 13, 2018, and remains in full force and effect on the date hereof:

RESOLVED, that pursuant to authority expressly set forth in the Corporation’s Fourth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and the Corporation’s Fifth Amended and Restated Bylaws (the “Bylaws”), and in accordance with Section 151 of the General Corporation Law of the State of Delaware, there is hereby created, out of the 5,000,000 shares of the Corporation’s preferred stock, par value $0.001 per share (the “Preferred Stock”), remaining authorized, unissued and undesignated, a series of Preferred Stock designated as the Series B Convertible Preferred Stock of the Corporation, and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock is hereby approved as follows:

SECTION 1. Definitions.

For the purposes of this Certificate of Designations, the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 7(c).

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Bylaws” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Certificate of Incorporation” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such common stock may hereafter be reclassified or changed into.

“Conversion” shall have the meaning set forth in Section 6(a).

“Conversion Date” shall have the meaning set forth in Section 7(e).

“Conversion Price” means $1.00, subject to adjustment from time to time pursuant to Section 7(c).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock in accordance with the terms hereof.

“Corporation” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Corporation Stockholders’ Meeting” shall have the meaning set forth in Section 6(a).

“DGCL” shall mean the General Corporation Law of the State of Delaware, as amended from time to time.

“Distributions” shall have the meaning set forth in Section 5(a).

“Fundamental Transaction” shall have the meaning set forth in Section 7(c).

“Holder” means any holder of a share of Series B Preferred Stock.

“Issuance Date” means April 17, 2018.

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Nasdaq” means the Nasdaq Stock Market LLC.

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Recommendation” shall have the meaning set forth in Section 6(a).

“Requisite Stockholder Approval” shall have the meaning set forth in Section 6(a).

“Senior Securities” shall have the meaning set forth in Section 5(a).

“Series B Preferred Stock” shall have the meaning set forth in Section 2(a).

“Series B Preferred Stock Register” shall have the meaning set forth in Section 2(c).

“Stated Value” means $100.00.

SECTION 2. Designation, Amount and Par Value; Assignment.

(a) The series of Preferred Stock designated by this Certificate of Designations shall be designated as the Corporation’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and the number of shares so designated shall be 50,000.  Subject to the requirements of the DGCL, the Certificate of Incorporation and this Certificate of Designations, the number of shares of Preferred Stock that are designated as Series B Preferred Stock may be increased or decreased by vote of the Board of Directors of the Corporation; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of such shares then outstanding.  Each share of Series B Preferred Stock shall have a par value of $0.001 per share.

(b) The Series B Preferred Stock may be issued in certificated form or in book-entry form. To the extent that any shares of Series B Preferred Stock are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.

(c) The Corporation shall register shares of the Series B Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series B Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series B Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series B Preferred Stock in the Series B Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, if any, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series B Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The provisions of this Certificate of Designations are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

SECTION 3. Dividends.

Holders shall not be entitled to receive any dividends in respect of the Series B Preferred Stock, unless and until specifically declared by the Board of Directors of the Corporation to be payable to the Holders of the Series B Preferred Stock.

SECTION 4. Voting Rights.

Except as otherwise provided herein or as otherwise required by the DGCL, the Series B Preferred Stock shall have no voting rights. However, as long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of all of the then outstanding shares of the Series B Preferred Stock, (a) adversely alter or change the powers, preferences or rights given to the Series B Preferred Stock, (b) adversely alter or amend this Certificate of Designations, (c) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Bylaws, or file any certificate of designation of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise, or (d) enter into any agreement with respect to any of the foregoing.

SECTION 5. Rank; Liquidation.

(a) The Series B Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series B Preferred Stock (“Junior Securities”); (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series B Preferred Stock (“Senior Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (all such distributions being referred to collectively as “Distributions”).

(b) Subject to the prior and superior rights of any Senior Securities, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive, in preference to any Distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any Distribution to the holders of Parity Securities, an amount equal to the greater of (i) the Stated Value per share of Series B Preferred Stock held by such Holder (taking into account any adjustments required by Section 7(c))  plus the amount of all accrued and unpaid dividends thereon and (ii) such amount as would have been payable on the number of shares of Common Stock into which the shares of Series B Preferred Stock held by such Holder could have been converted immediately prior to such liquidation, dissolution or winding up in accordance with the provisions of Section 7, assuming receipt of the Requisite Stockholder Approval, before any payments shall be made or any assets distributed to holders of any class of Common Stock or Junior Securities. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to pay the Holders the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holders and holders of Parity Securities.

SECTION 6. Requisite Stockholder Approval.

(a) Subject to applicable law, the rules and regulations of Nasdaq and the Certificate of Incorporation and Bylaws, the Corporation covenants that it shall establish a record date for, call, give notice of, convene and hold a meeting of the holders of Common Stock of the Corporation (the “Corporation Stockholders’ Meeting”), as promptly as practicable following the Issuance Date, for the purpose of voting upon the approval of the full conversion of outstanding shares of the Series B Convertible Preferred Stock into shares of Common Stock (the “Conversion”), in accordance with applicable law and the rules and regulations of Nasdaq.  Notwithstanding the foregoing, (i) if there are insufficient shares of Common Stock necessary to establish a quorum at the Corporation Stockholders’ Meeting, the Corporation may postpone or adjourn the date of the Corporation Stockholders’ Meeting to the extent (and only to the extent) the Corporation reasonably determines that such postponement or adjournment is necessary in order to conduct business at the Corporation Stockholders’ Meeting, (ii) the Corporation may postpone or adjourn the Corporation Stockholders’ Meeting to the extent (and only to the extent) the Corporation reasonably determines that such postponement or adjournment is required by applicable law, and (iii) the Corporation may postpone or adjourn the Corporation Stockholders’ Meeting to the extent (and only to the extent) the Corporation reasonably determines that such postponement or adjournment is necessary to solicit sufficient proxies to secure the favorable vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Corporation Stockholders’ Meeting and entitled to vote with respect to the full conversion of outstanding shares of the Series B Preferred Stock into shares of Common Stock (the “Requisite Stockholder Approval”).  The Corporation shall solicit from stockholders of the Corporation proxies in favor of the approval of the Conversion in accordance with applicable law and the rules and regulations of Nasdaq, and, except as required to comply with fiduciary duties under applicable law, the Corporation’s Board of Directors shall (x) recommend that the Corporation’s stockholders vote to approve the Conversion (the “Recommendation”), (y) use its reasonable best efforts to solicit such stockholders to vote in favor of the Conversion and (z) use its reasonable best efforts to take all other actions necessary or advisable to secure the favorable votes of such stockholders required to approve and effect the Conversion. The Corporation shall establish a record date for, call, give notice of, convene and hold the Corporation Stockholders’ Meeting in accordance with this Section 6, whether or not the Corporation’s Board of Directors at any time subsequent to the Issuance Date shall have changed its position with respect to its Recommendation or determined that the Conversion is no longer advisable and/or recommended that stockholders of the Corporation reject the Conversion.

(b) Except as required to comply with fiduciary duties under applicable law, the Corporation’s Board of Directors shall not (i) withdraw or modify the Recommendation in a manner adverse to any Holder, or adopt or propose a resolution to withdraw or modify the Recommendation that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Corporation’s Board of Directors or any committee thereof does not support the Conversion or does not believe that the Conversion is in the best interests of the Corporation’s stockholders or (ii) fail to reaffirm, without qualification, the Recommendation, or fail to state publicly, without qualification, that the Conversion is in the best interests of the Corporation’s stockholders after any Holder requests in writing that such action be taken.

SECTION 7. Conversion.

(a) Automatic Conversion. Upon receipt of the Requisite Stockholder Approval, each outstanding share of Series B Preferred Stock shall be automatically converted, without any further action by the Holders and whether or not the certificates representing such shares, if any, are surrendered to the Corporation, into the number of fully paid and nonassessable shares of Common Stock equal to the number obtained by dividing (i) the Stated Value plus the amount of any accrued but unpaid dividends thereon as of the Conversion Date by (ii) the Conversion Price in effect on the Conversion Date (determined as provided in this Section 7).

(b) Fractions of Shares. Fractional shares of Common Stock shall not be issued in connection with any Conversion. If any fractional interest in a share would be deliverable upon Conversion, such fractional share shall be rounded up to the next whole number.

(c) Adjustments to Conversion Price.

(i) Upon Stock Dividends, Subdivisions or Splits. If, at any time or from time to time after the Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common

Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of Series B Preferred Stock shall be increased in proportion to such increase in outstanding shares.

(ii) Upon Combinations. If, at any time or from time to time after the Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(iii)  Upon Fundamental Transactions.  If, at any time while shares of Series B Preferred Stock are outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and the Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision, split or combination covered by Section 7(c)(i) or (ii) above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of Series B Preferred Stock, each Holder shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction assuming receipt of the Requisite Stockholder Approval, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Price in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of shares of Series B Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designations with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(c)(iii) and ensuring that the Series B Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the Series B Preferred Stock Register, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

(d) Notice of Adjustment of Conversion Price. Whenever the provisions of this Section 7 require that the Conversion Price be adjusted as herein provided, the Corporation shall compute the adjusted Conversion Price in accordance with this Section 7 and shall prepare a certificate signed by the Corporation’s chief executive officer or chief financial officer setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for such purpose for conversion of shares of Series B Preferred Stock and mailed by the Corporation at its expense to all Holders at their last addresses as they shall appear in the Series B Preferred Stock Register.

(e)Conversion Procedures. As of the date the Series B Preferred Stock automatically converts into Common Stock pursuant to Section 7(a) (the “Conversion Date”), the rights of each Holder as a holder of shares of Series B Preferred Stock shall cease, and the Person or Persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. As promptly as practicable on or after the Conversion Date, (i) if the Series B Preferred Stock is certificated, each Holder shall surrender the certificate evidencing such share of Series B Preferred Stock, duly endorsed or assigned to the Corporation in blank, at any office or agency of the Corporation maintained for such purpose, and (ii) the Corporation shall issue and shall deliver at any office or agency of the Corporation maintained for the surrender of Series B Preferred Stock a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 7(b).

(f) Taxes on Conversions. The Corporation will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant to this Certificate of Designations. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder of the share(s) of Series B Preferred Stock to be converted (nor shall the Corporation be responsible for any other taxes payable by the Holders), and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

(g)Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account any adjustments required by Section 7(c)) upon the conversion of all outstanding shares of Series B Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(h)Calculations. All calculations under this Section 7 shall be made to the nearest cent.

SECTION 8. Miscellaneous.

(a) Notices. Any and all communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 12117 Bee Caves Road, Building Three, Suite 100, Austin, Texas 78738, or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by electronic communication, or sent by a nationally recognized overnight courier service addressed to each Holder at the address of such Holder appearing on the Series B Preferred Stock Register, or if no such address appears on the Series B Preferred Stock Register, at the principal place of business of such Holder. Any notice, communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic communication prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via electronic communication between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Series B Preferred Stock Certificate. If a Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver by the Corporation or a Holder must be in writing.

(d) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(e) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(f) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(g) Status of Converted Series B Preferred Stock. If any shares of Series B Preferred Stock shall be converted into Common Stock, such shares of Series B Preferred Stock shall not revert to the status of authorized but unissued shares of Preferred Stock, but instead shall be canceled by the Corporation and shall not be re-issuable by the Corporation.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock this 16th day of April 2018.

/s/ Robert Beechey
Robert Beechey Chief Financial Officer